Exhibit 99.1

WPT Enterprises, Inc. Reports Second Quarter 2007
Financial Results

LOS ANGELES, California - August 7, 2007 — WPT Enterprises, Inc. (NASDAQ:WPTE) today announced financial results for the second quarter ended July 1, 2007. Business highlights for the quarter include the delivery of nine episodes of Season V of the World Poker Tour® (WPT) television series, a broadcast-rights agreement with GSN for Season VI of the WPT, a partnership with Grup Peralada, the largest operator of casinos in Spain, television distribution agreements for Season IV and Season V of the WPT in the Netherlands and Australia, which both are included as part of the PartyGaming sponsorship agreement, and the re-launch of the Company’s online gaming site. Subsequent to the end of the quarter, the Company signed a five-year agreement with the China Leisure Sports Administrative Center, the government sanctioned body that oversees poker and other leisure sports throughout China, to become the exclusive marketing and sponsorship partner for China’s popular card game, Traktor Poker, known as Tuo La Ji.    The World Poker Tour will be identified with one of the most popular activities in China, build significant brand awareness throughout the country and derive potential future revenues from sponsorship, television and certain online opportunities.

Financial Results. For the second quarter of 2007, total revenues were $7.7 million, compared to $11.0 million in the same period in 2006. The decrease was primarily a result of the delivery of fewer domestic television episodes in the 2007 period. The Company reported a net loss for the quarter of $3.3 million, or $0.16 per share. Included in the net loss is a $2.3 million write-off of online gaming assets, which resulted from ceasing the internal development of the Company’s previously planned stand-alone online gaming platform.  Excluding the effect of the write-off, the net loss for the second quarter of 2007 was $1.1 million, or $0.05 per share. This compares to net earnings of $2.6 million, or $0.12 per share, in the comparative 2006 period. (See the reconciliation of financial information presented in accordance with Generally Accepted Accounting Principles (GAAP) to non-GAAP financial information in the tables section of this press release, which financial information excludes the one time write-off of online gaming assets).

Domestic television license fee revenues were $4.3 million in the second quarter of 2007, a decrease from $7.3 million in the second quarter of 2006.  The decrease was primarily a result of the delivery of nine episodes of the Professional Poker Tour® (PPT) television series in the second quarter of 2006 versus the delivery of no episodes of the PPT in the 2007 period and the delivery of nine episodes of Season V of the WPT television series in the second quarter of 2007 versus the delivery of ten episodes of Season IV of the WPT in the 2006 period. Online gaming revenues were $0.3 million in the second quarter of 2007, compared to $0.8 million in the prior year period.  The decrease in online gaming revenue was primarily due to the lower levels of player activity versus the prior year, as well as the Company ceasing operations on the WagerWorks network in June while transitioning its online gaming operations to CryptoLogic. Product licensing revenues increased to $1.0 million in the second quarter of 2007, compared to $0.8 million in the second quarter of 2006. The increase was due primarily to higher interactive gaming revenues from Take Two.

In the second quarter of 2007, cost of revenues declined to $3.1 million from $4.2 million in the second quarter of 2006. The decrease was primarily a result of lower domestic television production costs as the Company delivered fewer episodes during the second quarter of 2007, compared to the 2006 period, as previously described. Overall gross margins were 60% in the second quarter of 2007, compared to 62% in the second quarter of 2006.  In the second quarter of 2007, domestic television licensing margins were 40% compared to 51% in the same period in 2006. The decrease was primarily because of the delivery of nine episodes of the PPT television series in 2006 for which the production costs had been expensed in an earlier period.   The lower domestic television margins in the 2007 period were largely offset by increased margin contribution from product licensing, international television and sponsorship.

In the second quarter of 2007, selling, general and administrative expense increased to $6.0 million from $4.4 million in the second quarter of 2006. The increase was primarily due to the Company’s efforts to develop its own online gaming software and support prior to entering into an agreement with CryptoLogic in late April 2007.

At July 1, 2007, the Company had no debt, and total cash, cash equivalents and investments in marketable securities of approximately $34.6 million.

2007 Outlook

For the third quarter of 2007, revenues are expected to be in the range of $4.0— $4.5 million.  Regarding the outlook for 2007, the Company expects:

•                  To deliver the remaining three episodes of Season V of the WPT television series to the Travel Channel during the third quarter of 2007.

•                  To deliver five episodes of Season VI of the WPT television series to GSN in the fourth quarter of 2007.

•                  To recognize host fee and sponsorship revenues, including PartyGaming related revenues, as WPT episodes are aired during the third quarter of 2007.

•                  To increase sales and marketing efforts for online gaming beginning in September.

“We set out several initiatives for 2007 and are pleased to report that we’ve made significant progress on each,” said Steve Lipscomb, President and CEO of WPT Enterprises.  ”At the beginning of the second quarter, we announced a multi-year deal with GSN setting the stage for the broadcast and promotion of Season VI of the World Poker Tour television series.  In June, we successfully re-launched our online gaming site on the CryptoLogic platform.  We continue to build on our brand and business internationally as well, and to that end, we signed television distribution deals in the Netherlands and Australia, which fall under our PartyGaming sponsorship agreement, and just this week, we announced our entry into China.  With this positive momentum and our world class brand, we are enthusiastic about the prospects for 2007 and beyond.”

Investor Conference Call

WPT Enterprise’s quarterly earnings conference call is scheduled to begin later today (August 7, 2007) at 2:30 p.m., Pacific Time (USA).  The call will be open to all interested investors through a live audio Web broadcast via the Internet on the investor relations section of the Company’s website at www.worldpokertour.com. For those who are not available to listen to the live broadcast, the call will be archived.

About WPTE

WPT Enterprises, Inc. (Nasdaq: WPTE) is a company engaged in the creation of internationally branded entertainment and consumer products driven by the development, production, and marketing of televised programming based on gaming themes. WPTE is the creator of the World Poker Tour®, a television show based on a series of high-stakes poker tournaments that airs on the Travel Channel in the United States and is scheduled to begin broadcasting on GSN in early 2008.  The World Poker Tour television series is licensed for broadcast globally. WPTE also offers real-money online gaming on its website, www.worldpokertour.com, which prohibits wagers from players in the U.S. and certain other restricted territories. WPTE currently licenses its brand to companies in the business of poker equipment and instruction, apparel, publishing, electronic and wireless entertainment, DVD/home entertainment, casino games, and giftware. The company is also engaged in the sale of corporate sponsorships. For show information, tools for improving poker play, and other WPT news, fans may log on to www.worldpokertour.com. WPTE is a majority owned subsidiary of Lakes Entertainment, Inc. (Nasdaq: LACO).  Photos and media information can be found online at:  www.worldpokertour.com/media. (WPTEF)

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by WPT Enterprises, Inc.) contains statements that are forward-looking, such as statements relating to the expansion of WPTE’s brand licensing, the development of new television and film projects, the development of WPTE corporate sponsors and other business development activities, as well as statements regarding other capital spending, financing sources and the effects of competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of WPTE. These risks and uncertainties include, but are not limited to, WPTE’s significant dependence on the Travel Channel as a current source of revenue and GSN as a future source of revenue, and the risk that GSN will not exercise its options to air seasons of the WPT series beyond Season VI; difficulty of predicting the growth of our online gaming business, which is a relatively new industry with an increasing number of market entrants; reliance on the efforts of CryptoLogic to develop and maintain the online gaming website in compliance with WPTE’s business model and applicable gaming laws; the potential that our television programming will fail to maintain a sufficient audience; the risk that competitors with greater financial resources or marketplace presence might develop television programming that would directly compete with WPTE’s television programming; the risk that WPTE may not be able to protect its entertainment concepts, current and future brands and other intellectual property rights; risks associated with future expansion into new or complementary businesses; the termination or impairment of WPTE’s relationships with key licensing and strategic partners; and WPTE’s dependence on its senior management team. For more information, review WPTE’s filings with the Securities and Exchange Commission.

Company Contact:	Scott Friedman, Chief Financial Officer 323-330-9900 sfriedman@worldpokertour.com

Investor Relations Contact:	Andrew Greenebaum / Allyson Pooley ICR, Inc. 310-954-1100 agreenebaum@icrinc.com / apooley@icrinc.com

Financial Tables to follow

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In the accompanying press release, management utilized a non-GAAP financial measure in its discussion of its net loss for the second quarter of fiscal 2007 by disclosing the net loss in this period excluding the Company’s write-off of $2.3 million of online gaming assets (which resulted from the Company ceasing development of a previously planned stand-alone online gaming platform).  Management utilizes this measure because it believes it will assist investors in comparing the Company’s results of operations in the respective periods without regard to the effect on the results in the 2007 period of the $2.3 million write-off.

WPT ENTERPRISES, INC.

Condensed Consolidated Balance Sheets

	July 1, 2007	December 31, 2006
	(unaudited)
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$1,544	$8,360
Investments in marketable securities	33,012	31,263
Accounts receivable, net of allowances of $18	3,141	2,353
Deferred television costs	953	1,722
Other	624	735
	39,274	44,433

Property and equipment, net	1,537	3,375
Restricted cash	347	453
Investments	2,923	2,923
Other	156	156
	44,237	$51,340

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,060	$674
Accrued payroll and related	940	1,205
Other accrued expenses	789	1,076
Deferred revenue	2,557	4,740
Income taxes payable	1	394
	5,347	8,089

Commitments and Contingencies

Stockholders' equity:
Preferred stock, $0.001 par value; authorized 20,000 shares; none issued and outstanding	—	—
Common stock, $0.001 par value; authorized 100,000 shares;
20,492 and 20,378 shares issued and outstanding, respectively	20	20
Additional paid-in capital	42,970	41,719
Retained earnings (deficit)	(4,058)	1,561
Accumulated other comprehensive loss	(42)	(49)
	38,890	43,251
	$44,237	$51,340

WPT ENTERPRISES, INC.

Condensed Consolidated Statements of Earnings (Loss)

(unaudited)

	Three months ended		Six months ended
	July 1, 2007	July 2, 2006	July 1, 2007	July 2, 2006
	(In thousands, except per share data)
Revenues:
License fees:
Domestic television	$4,306	$7,259	$6,708	$10,304
International television	765	661	1,220	1,568
Product licensing	979	804	1,859	1,517
	6,050	8,724	9,787	13,389

Online gaming	260	821	810	1,732
Event hosting and sponsorship fees	1,357	1,412	1,482	2,209
Other	53	72	133	152
	7,720	11,029	12,212	17,482

Cost of revenues	3,087	4,176	5,239	6,596

Gross profit	4,633	6,853	6,973	10,886

Selling, general and administrative expense	5,950	4,361	11,233	9,509
Loss on abandonment of online gaming assets	2,270	—	2,270	—

Earnings (loss) from operations	(3,587)	2,492	(6,530)	1,377

Other income:
Gain on sale of investment	—	—	—	5,675
Interest	248	419	911	744
Earnings (loss) before income taxes	(3,339)	2,911	(5,619)	7,796

Income taxes	—	344	—	1,639

Net earnings (loss)	($3,339)	$2,567	($5,619)	$6,157

Net earnings (loss) per common share - basic and diluted	($0.16)	$0.12	($0.27)	$0.30

Weighted-average common shares outstanding - basic	20,603	20,603	20,603	20,310

Dilutive effect of common stock equivalents	—	—	—	2

Weighted-average common shares outstanding - diluted	20,603	20,603	20,603	20,312

NON-GAAP RECONCILIATION

	Three months ended		Six months ended
	July 1, 2007	July 2, 2006	July 1, 2007	July 2, 2006
	(In thousands, except per share data)

Net earnings (loss)	($3,339)	$2,567	($5,619)	$6,157

Reconciling item:
Loss on abandonment of online gaming assets	2,270	—	2,270	—

Net earnings (loss) as adjusted to exclude loss on abandonment of online gaming assets	($1,069)	$2,567	($3,349)	$6,157

Weighted-average common shares outstanding - diluted	20,603	20,603	20,603	20,312

Net earnings (loss) per common share - diluted as adjusted to exclude loss on disposal of online gaming assets	($0.05)	$0.12	($0.16)	$0.30